Exhibit 10.1
AMENDMENT NO. 6 AND WAIVER
     This AMENDMENT NO. 6 AND WAIVER, dated as of May 12, 2009 (this “Amendment”), to the Loan Agreement (as defined below), among MGM MIRAGE, a Delaware corporation (“Borrower”), MGM Grand Detroit, LLC, a Delaware limited liability company (“Detroit”), the Lenders and Bank of America, N.A., as administrative agent for the lenders (the “Administrative Agent”).
WITNESSETH:
     WHEREAS, Borrower, Detroit, as initial Co-Borrower, the Lenders named in the signature pages thereto, Banc of America Securities LLC and The Royal Bank of Scotland PLC, as Joint Lead Arrangers, Banc of America Securities LLC, The Royal Bank of Scotland PLC, J.P. Morgan Securities Inc., Citibank North America, Inc. and Deutsche Bank Securities, Inc., as Joint Book Managers, The Royal Bank of Scotland PLC, as Syndication Agent, Barclays Bank PLC, BNP Paribas, Citigroup USA Inc., Commerzbank AG, Deutsche Bank Trust Company Americas, JPMorgan Chase Bank, N.A., Sumitomo Mitsui Banking Corporation, UBS Securities LLC and Wachovia Bank, National Association, as Co-Documentation Agents, Bank of Scotland, Merrill Lynch Bank USA and Morgan Stanley Bank, as Senior Managing Agents, Societe Generale and U.S. Bank National Association, as Managing Agents, and the Administrative Agent are parties to the Fifth Amended and Restated Loan Agreement, dated as of October 3, 2006 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Loan Agreement”);
     WHEREAS, Borrower, Detroit and the Administrative Agent, on behalf of the Lenders, are parties to that certain Amendment No. 1 to the Loan Agreement, dated as of September 30, 2008, that certain Amendment No. 2 and Waiver, dated as of March 16, 2009, that certain Amendment No. 3, dated as of March 26, 2009, that certain Amendment No. 4, dated as of April 9, 2009, and that certain Amendment No. 5 and Waiver, dated as of April 29, 2009;
     WHEREAS, Borrower has requested that the Loan Agreement be further amended and waived in certain respects;
     WHEREAS, the Lenders that have consented to this Amendment constitute the Requisite Lenders under the Loan Agreement;
     NOW, THEREFORE, the parties hereto hereby covenant and agree as follows:
ARTICLE I.
DEFINITIONS
     SECTION 1.1. Certain Definitions. The following terms when used in this Amendment shall have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

     “Administrative Agent” is defined in the preamble.
     “Amendment” is defined in the preamble.
     “Borrower” is defined in the preamble.
     “Detroit” is defined in the preamble.
     “Loan Agreement” is defined in the first recital.
     “Sixth Amendment Effective Date” is defined in Article IV.
     SECTION 1.2. Other Definitions. Capitalized terms for which meanings are provided in the Loan Agreement (as amended hereby) are, unless otherwise defined herein, used in this Amendment with such meanings.
ARTICLE II.
AMENDMENTS TO LOAN AGREEMENT
     Upon the occurrence of the Sixth Amendment Effective Date, the provisions of the Loan Agreement referred to below are hereby amended in accordance with this Article II.
     SECTION 2.1. Article 1 of the Loan Agreement is hereby amended as follows:
     SECTION 2.1.1. Section 1.1 of the Loan Agreement is hereby amended by inserting the following definitions in the appropriate alphabetical order:
     “‘Capital Expenditures’ means with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding (a) normal replacements and maintenance which are properly charged to current operations and (b) replacements and maintenance of assets damaged as the result of any casualty or other emergency).”
     “‘Convertible Debt’ means any unsecured Permitted Public Indebtedness of the Borrower that is convertible into Equity Interests of the Borrower, that may be guaranteed by the Borrower’s Restricted Subsidiaries and that has negative covenants that are no more restrictive than those included in any of the unsecured public Indebtedness of the Borrower or its Subsidiaries outstanding prior to the Sixth Amendment Effective Date (exclusive of the 7.25% debentures due August 1, 2017 issued by Mirage).”
     “‘Net Cash Proceeds’ means:
     (a) with respect to any Disposition by Borrower or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the reasonable and customary out-of-pocket expenses incurred by Borrower or such Subsidiary in connection with such transaction and (B) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (B) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds; and
     (b) with respect to the sale or issuance of any Equity Interest by the Borrower, or the incurrence or issuance of any Indebtedness by the Borrower, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by the Borrower in connection therewith.”
     “‘Permitted Public Indebtedness’ means Indebtedness of the Borrower which is incurred on or after the Sixth Amendment Effective Date, has no amortization payments prior to the Maturity Date, may be guaranteed by the Borrower’s Restricted Subsidiaries and has a stated maturity date at least six months after the Maturity Date.”
     “‘Sixth Amendment’ means that certain Amendment No. 6 and Waiver to this Agreement, dated as of May 12, 2009, among the Borrower, Detroit, the Lenders and the Administrative Agent.”
     “‘Sixth Amendment Effective Date’ has the meaning specified in Article IV of the Sixth Amendment.”
     “‘2009 Equity and Debt Offering’ means the issuance by the Borrower of Equity Interests and Permitted Public Indebtedness on or before June 15, 2009 with an aggregate offering price and principal amount, respectively, of not less than $2,500,000,000 and not more than $3,000,000,000.”
     SECTION 2.1.2. The definition of the term “Applicable Rates” in Section 1.1 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:
     “‘Applicable Rates’ means (a) with respect to LIBOR Margin, 4.00%, (b) with respect to Base Rate Margin, 3.00%, (c) with respect to Standby Letter of Credit Fee, 4.00% and (d) with respect to Unused Fee, 0.30%.”
     SECTION 2.1.3. Clause (b) of the definition of the term “EBITDA” in Section 1.1 of the Loan Agreement is hereby amended and restated to read in its entirety as follows: “(b) any extraordinary loss reflected in such Net Income, and, without duplication, any loss associated with the early retirement of Indebtedness and with any Disposition not in the ordinary course of business,”.
     SECTION 2.1.4. Clause (c) of the definition of the term “EBITDA” in Section 1.1 of the Loan Agreement is hereby amended and restated to read in its entirety as follows: “(c) any extraordinary gain reflected in such Net Income, and, without duplication, any gains associated with the early retirement of Indebtedness and with any Disposition not in the ordinary course of business,”.
     SECTION 2.1.5. The definition of the term “Material Adverse Effect” in Section 1.1 of the Loan Agreement is hereby amended by inserting the parenthetical phrase “(except for circumstances or events attributable to general economic conditions)” after the words “taken as a whole” at the end of clause (b).
     SECTION 2.1.6. Section 1.3 of the Loan Agreement is hereby amended by adding the following sentence immediately prior to the end thereof: “Without limitation of the foregoing, if any joint venture, partnership or limited liability company in which the Borrower holds a 50% or smaller interest shall be consolidated with the Borrower under GAAP, it shall not be treated as a Subsidiary hereunder unless such venture, partnership or company otherwise meets the definition of “Subsidiary” hereunder.”
     SECTION 2.2. The fourth and fifth sentences of Section 2.1(a) of the Loan Agreement are hereby deleted in their entirety.
     SECTION 2.3. Section 3.1 of the Loan Agreement is hereby amended by adding the following subsections (i) and (j) in the appropriate numerical order:
     “(i) except as otherwise provided in clause (h) above, Borrower shall, within ten days of the receipt thereof, use 50% of the Net Cash Proceeds (after giving effect to any mandatory prepayment offers in any secured Indebtedness permitted hereunder) of any Disposition not otherwise permitted under Section 6.9. to prepay the Loans and permanently reduce the Commitments hereunder (with such prepayments of the Loans to be applied on a pro rata basis to the Term Loans and the Revolving Commitments); provided that, Net Cash Proceeds shall exclude all sums paid to retire Indebtedness attributable to the asset which is the subject of the Disposition.
     (j) Upon the issuance of any Indebtedness pursuant to Section 6.7(j), Borrower shall, within ten days of the receipt thereof, use 50% of the Net Cash Proceeds of such issuance realized to prepay the Loans and permanently reduce the Commitments hereunder (with such prepayments of the Loans to be applied on a pro rata basis to the Term Loans and the Revolving Commitments).”
     SECTION 2.4. Article 6 of the Loan Agreement is hereby amended as follows:
     SECTION 2.4.1. Section 6.4 of the Loan Agreement is hereby amended by deleting the word “and” following subsection (i), by re-lettering the existing subsection (j) as subsection (l) and by inserting the following as the new subsections (j) and (k):
     “(j) Liens granted pursuant to the terms of that certain Indenture dated as of November 14, 2008 between the Borrower and U.S. Bank National Association, as trustee;

     (k) Liens on those properties and assets known as The Bellagio Hotel and Casino and The Mirage Hotel and Casino (including the equity interests of the Restricted Subsidiaries owning such properties and assets, and any Restricted Subsidiaries owned by such Restricted Subsidiaries) securing up to $1,500,000,000 of Permitted Public Indebtedness issued pursuant to the 2009 Equity and Debt Offering and permitted under Section 6.7(i);”
     SECTION 2.4.2. Section 6.5 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:
     “6.5 Minimum EBITDA. Borrower shall not permit the EBITDA of Borrower and its Restricted Subsidiaries, on a consolidated basis, as of the last day of any Fiscal Quarter and for the period of four consecutive Fiscal Quarters ending on such date, to be less than the amount set forth below opposite such date:

Fiscal Quarter End	Minimum EBITDA

June 30, 2009	$900,000,000
September 30, 2009	$900,000,000
December 31, 2009	$900,000,000
March 31, 2010	$1,000,000,000
June 30, 2010	$1,000,000,000
September 30, 2010	$1,000,000,000
December 31, 2010	$1,000,000,000
March 31, 2011	$1,100,000,000
June 30, 2011	$1,100,000,000”
     SECTION 2.4.3. Section 6.6 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:
     “6.6 Capital Expenditures. Borrower shall not, and shall not permit its Restricted Subsidiaries to, make or become legally obligated to make any Capital Expenditure, except for Capital Expenditures in the ordinary course of business not exceeding, in the aggregate for the Borrower and its Restricted Subsidiaries during each Fiscal Year set forth below, the amount set forth opposite such Fiscal Year:

Fiscal Year	Amount

2009	$250,000,000
2010	$400,000,000
2011	$500,000,000
     SECTION 2.4.4. Section 6.7 of the Loan Agreement is hereby amended by removing the word “and” following subsection (g) thereof, by replacing the period at the end of subsection (h) thereof with a semicolon, and by adding new subsections (i) and (j) as follows:
     “(i) so long as no Default shall have occurred and be continuing or result therefrom, Permitted Public Indebtedness in connection with the 2009 Equity and Debt Offering (of which not more than $500,000,000 may be Convertible Debt) in an amount not to exceed, in the aggregate, the lesser of (x) $2,000,000,000 or (y) $3,000,000,000 less the aggregate amount of Equity Interests issued pursuant to Section 6.10(d); and
     (j) so long as no Default shall have occurred and be continuing or result therefrom, unsecured Permitted Public Indebtedness (which may be Convertible Debt) in an amount not to exceed $500,000,000 in the aggregate, provided that such Indebtedness shall have terms that are no more restrictive than those included in any of the unsecured public Indebtedness of Borrower or its Subsidiaries outstanding prior to the Sixth Amendment Effective Date (exclusive of the 7.25% debentures due August 1, 2017 issued by Mirage).”
     SECTION 2.4.5. Section 6.8(j) of the Loan Agreement is hereby amended by replacing the reference therein to “$40,000,000” with “$50,000,000”.
     SECTION 2.4.6. Section 6.10 of the Loan Agreement is hereby amended by removing the word “and” and following subsection (b) thereof, by replacing the period at the end of subsection (c) thereof with “;”, and by adding new subsections (d), (e) and (f) as follows:
     “(d) the Borrower may issue new Equity Interests in the Borrower in connection with the 2009 Equity and Debt Offering in an amount not to exceed, in the aggregate, the lesser of (x) $1,500,000,000 and (y) $3,000,000,000 less the aggregate amount of Indebtedness issued pursuant to Section 6.7(i);
     (e) the Borrower may issue Equity Interests in the Borrower in connection with unsecured Permitted Public Indebtedness permitted pursuant to Section 6.7(j); and
     (f) the Borrower may issue Equity Interests in the Borrower in connection with the exchange of Equity Interests for Indebtedness permitted pursuant to Section 6.11(e).”
     SECTION 2.4.7. Subsection (d) of Section 6.11 of the Loan Agreement is hereby amended and restated to read in its entirety as follows and a new subsection (e) reading as follows shall be added immediately thereafter:
     “(d) so long as no Default shall have occurred and be continuing or result therefrom, the Borrower may (i) redeem, retire, defease, call or prepay the 7.25% notes due 2017 issued by Mirage pursuant to that certain Indenture dated as of August 1, 1997, as amended by a Supplemental Indenture dated as of August 1, 1997 and a Second Supplemental Indenture dated as of October 10, 2000, (ii) prepay, repurchase or redeem and retire any public Indebtedness of the Borrower or any Restricted Subsidiary outstanding prior to the Sixth Amendment Effective Date and scheduled to mature prior to February 28, 2011 and (iii) utilize up to an aggregate of $300,000,000 in cash to prepay, repurchase or redeem (in each case, at a discount to the face value thereof) and retire any public Indebtedness of the Borrower or any Restricted Subsidiary outstanding prior to the Sixth Amendment Effective Date and scheduled to mature on or after February 28, 2011; and”

     “(e) the Borrower may exchange up to $500,000,000 of its Equity Interests for its public Indebtedness outstanding prior to the Sixth Amendment Effective Date so long as, after giving effect thereto, no Change in Control shall have occurred.”
     SECTION 2.5. Article 7 of the Loan Agreement is hereby amended as follows:
     SECTION 2.5.1. Section 7.1(b) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
     “(b) [Intentionally Omitted.]”
     SECTION 2.5.2. Section 7.1(j) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
     “(j) [Intentionally Omitted.]”
     SECTION 2.5.3. The second sentence of Section 7.1(c) of the Loan Agreement is hereby amended by adding the following proviso immediately prior to the end thereof: “; provided, that it is agreed that the inclusion by accountants of a “going concern” qualification in the financial statements (i) is expressly permitted by the Lenders for the 2008 Fiscal Year and (ii) is expressly permitted by the Lenders for the 2009 Fiscal Year.”
     SECTION 2.6. Exhibit G to the Loan Agreement is hereby amended and restated in its entirety as set forth on Exhibit G attached hereto.
ARTICLE III.
WAIVERS OF LOAN AGREEMENT
     Upon the occurrence of the Sixth Amendment Effective Date, the requirements of Section 7.1(c) of the Loan Agreement, but solely with respect to the Specified Alleged Breach (as defined in the Second Amendment), and the requirements of Section 6.5 and 6.6 of the Loan Agreement as existed prior to the Sixth Amendment Effective Date, but solely with respect to the Fiscal Quarter ended March 31, 2009, are hereby permanently waived.
ARTICLE IV.
CONDITIONS TO EFFECTIVENESS
     The amendments set forth in Article II and the waivers set forth in Article III shall become effective on the date (the “Sixth Amendment Effective Date”) when all of the conditions set forth in this Article IV have been completed to the satisfaction of the Administrative Agent on or before June 15, 2009.
     SECTION 4.1. The Administrative Agent shall have received counterparts hereof executed on behalf of Borrower, Detroit, and the Administrative Agent.
     SECTION 4.2. Administrative Agent shall have received a written consent hereto from Borrower’s Restricted Subsidiaries in the form of Exhibit A hereto.

     SECTION 4.3. The Administrative Agent shall have received written consent of the Requisite Lenders through their execution of consents substantially in the form of Exhibit B hereto.
     SECTION 4.4. Borrower shall have completed issuances of Equity Interests pursuant to Section 6.10(d) and of Permitted Public Indebtedness pursuant to Section 6.7(i), each as amended hereby, with an aggregate offering price and principal amount, respectively, of not less than $2,500,000,000 (less any original issue discount), and the Administrative Agent shall have received copies of the documentation effecting such issuances, which documentation shall be acceptable in form and substance to the Administrative Agent in its sole discretion.
     SECTION 4.5. Borrower shall have prepaid the Loans pursuant to Section 3.1(f) of the Loan Agreement in an amount of not less than $750,000,000 (with such prepayments to be applied on a pro rata basis to the Term Loans and the Revolving Commitments before giving effect to the cancellation of the Revolving Commitments described in Section 4.6) and the Revolving Commitments and Term Commitments shall each be permanently reduced by the amount of such prepayment.
     SECTION 4.6. In addition to the Commitment reduction required under Section 4.5 above, the Borrower shall have cancelled the $400,000,000 of unused Revolving Commitments that resulted from the prepayments of Revolving Loans required under Amendment No. 2 and Amendment No. 5.
     SECTION 4.7. In addition to the prepayments and Commitment reductions required under Sections 4.5 and 4.6 above, the Borrower shall prepay the Loans and permanently reduce the Revolving Commitments and Term Commitments on a pro rata basis by 50% of the proceeds of (1) any Convertible Debt offering made pursuant to the 2009 Equity and Debt Offering and (2) the aggregate amount of all proceeds from the 2009 Equity and Debt Offering in excess of $2,500,000,000 (exclusive of any proceeds from the issuance of Convertible Debt).
     SECTION 4.8. While leaving Mayer Brown’s and FTI’s existing retainers intact, Borrower shall have reimbursed the Administrative Agent for the reasonable fees and expenses of Mayer Brown and FTI for the period through the Sixth Amendment Effective Date and the Borrower shall have reimbursed the Lenders for any reasonable fees and expenses of their counsel which have been submitted to the Borrower and the Administrative Agent by 4:00 p.m., Eastern Daylight Time, on May 15, 2009.
ARTICLE V.
RETENTION OF RIGHTS, ETC.
     SECTION 5.1. Limitation to its Terms. This Amendment strictly shall be limited to its terms.
     SECTION 5.2. Retention of Rights. Without limiting the generality of Section 5.1, except as specifically set forth in Article III hereof, neither the execution, delivery nor effectiveness of this Amendment shall operate as a waiver of (or forbearance with respect to) any present or future Default or Event of Default or as a waiver of (or forbearance with respect to) the ability of the Administrative Agent or the other Lenders to exercise any right, power, and/or remedy, whether under any Loan Document and/or under any applicable law, in connection therewith. As provided in Section 11.1 of the Loan Agreement, no failure on the part of any Lender or any Agent to exercise, and no delay in exercising, any right under the Loan Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.
     SECTION 5.3. Full Force and Effect; Limited Waiver. Without limiting the generality of Section 5.1, except as expressly amended hereby, all of the representations, warranties, terms, covenants, conditions and other provisions of the Loan Agreement shall remain unchanged and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms. Without limiting the generality of Section 5.1, the amendments and waivers set forth herein shall be limited precisely as provided for herein to the provision expressly amended herein and shall not be deemed to be amendments to, waivers of, consents to or modifications of any other term or provision of the Loan Agreement or of any transaction or further or future action on the part of Borrower which would require the consent of the Lenders under the Loan Agreement.
ARTICLE VI.
MISCELLANEOUS
     SECTION 6.1. Representations and Warranties. Borrower represents and warrants the following:
          (a) after giving effect to this Amendment, no Default or Event of Default is continuing;
          (b) after giving effect to this Amendment, the representations and warranties contained in Article 4 of the Loan Agreement are true and correct on and as of the Sixth Amendment Effective Date as though made on that date (or, if stated to have been made as of an earlier date, was true and correct as of such earlier date); and
          (c) this Amendment has been duly authorized by Borrower and Detroit, there is no action pending or any order, judgment, or decree in effect that is likely to restrain, prevent, or impose materially adverse conditions upon the performance by Borrower, Detroit, or any of Borrower’s Subsidiaries under the Loan Agreement or any of the other Loan Documents, and this Amendment constitutes the valid, binding and enforceable obligation of Borrower and Detroit in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws, Gaming Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion; and
          (d) The execution, delivery and performance by each of Borrower and Detroit of this Amendment do not and will not conflict with, or constitute a violation or breach of, or result in the imposition of any Lien upon the property of Borrower, Detroit, or any other of Borrower’s Subsidiaries, by reason of the terms of (i) any contract, mortgage, lease, agreement, indenture, or instrument to which Borrower, Detroit, or any of Borrower’s Subsidiaries is a party or which is binding upon it, (ii) any requirement of law applicable to any Borrower, Detroit, or any of Borrower’s Subsidiaries, or (iii) the certificate or articles of incorporation or by-laws or the limited liability company or limited partnership agreement, or analogous organizational document, of any Borrower, Detroit, or any of Borrower’s Subsidiaries.
     SECTION 6.2. Loan Document. This Amendment is a Loan Document and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with all of the terms and provisions of the Loan Agreement, including Article 1 thereof.
     SECTION 6.3. Reaffirmation of Obligations. Each of Borrower and Detroit hereby acknowledges that the Loan Documents (as amended by this Amendment) and the Obligations constitute the valid and binding Obligations of Borrower and Detroit enforceable against Borrower and Detroit in accordance with their respective terms, and each of Borrower and Detroit hereby reaffirms its Obligations under the Loan Documents (as amended by this Amendment) (and, as to Detroit, its liability is limited to that portion of the Obligations which are actually borrowed or received by Detroit). Administrative Agent’s and any Lender’s entry into this Agreement or any of the documents referenced herein, Administrative Agent’s and any Lender’s negotiations with any party with respect to any Loan Document, Administrative Agent’s and any Lender’s acceptance of any payment from Borrower, Detroit, any Guarantor or any other party of any payments made to Administrative Agent or any Lender prior to the date hereof, or any other action or failure to act on the part of Administrative Agent or any Lender shall not constitute (a) a modification of any Loan Document (except to the extent of the specific amendments and waivers contained herein), or (b) except for as set forth herein, a waiver of any Default or Event of Default under the Loan Documents, or a waiver of any term or provision of any Loan Document.
     SECTION 6.4. Estoppel. To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Administrative Agent and Lenders to continue to make advances to Borrowers under the Loan Agreement, each Borrower and each Guarantor hereby acknowledges and agrees that there exists no Default or Event of Default and no right of offset, defense, counterclaim or objection in favor of Borrower, Detroit or any Guarantor as against the Administrative Agent or any Lender with respect to the Obligations.
     SECTION 6.5. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and to the Loan Agreement and their respective successors and permitted assigns.
     SECTION 6.6. Execution in Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement.
     SECTION 6.7. Integration. This Amendment represents the agreement of Borrower, Detroit, the Administrative Agent and each of the Lenders (through the Requisite Lenders’ consenting hereto) with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

     SECTION 6.8. Governing Law and Waiver of Jury Trial. The terms of Sections 11.17 (Governing Law) and 11.28 (Jury Trial Waiver) of the Loan Agreement are incorporated herein as though set forth in full.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.

MGM MIRAGE, a Delaware corporation
By: /s/ John M. McManus
Name:	John M. McManus
Title:	Senior Vice President, Assistant General
Counsel and Assistant Secretary

MGM GRAND DETROIT, LLC, a Delaware limited liability company
By: /s/ John M. McManus
Name:	John M. McManus
Title:	Assistant Secretary

BANK OF AMERICA, N.A., as Administrative Agent
By: John W. Woodiel III
Name:	John W. Woodiel III
Title:	Senior Vice President